UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2015

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d)  Departure and Election of Directors

On July 28, 2015, First Northwest Bancorp (the “Company”) and its financial institution subsidiary, First Federal Savings and Loan Association of Port Angeles (“First Federal”), announced that Richard “Dick” Kott will retire from the Boards of Directors of the Company and First Federal at the completion of his current term.  Mr. Kott is retiring in connection with the mandatory retirement provisions of the Bylaws.  Mr. Kott has served on First Federal’s Board of Directors since 1998 and served as First Federal’s Chairman of the Board from 2010 to 2013.  There were no disagreements between Mr. Kott and the Company.

The Company also announced that the Nominating Committee of the Company’s Board of Directors has nominated Mr. Dana Behar for election as a director at the Company’s Annual Meeting of Shareholders.  Mr. Behar is President and Chief Executive Officer of HAL Real Estate Investments Inc., a Seattle-based real estate subsidiary of HAL Holding N.V.

Reference is made to the Company’s press release regarding Mr. Kott’s retirement and Mr. Behar’s nomination, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e)  Compensatory Arrangements of Certain Officers

Employment Agreements

On July 28, 2015, the Company and First Federal, entered into amended employment agreements with: Laurence J. Hueth, President, Chief Executive Officer and a director of the Company and First Federal; Regina M. Wood, Executive Vice President and Chief Financial Officer of the Company and First Federal; Christopher A. Donohue, Executive Vice President and Chief Credit Officer of First Federal; and Kelly A. Liske, Executive Vice President and Chief Banking Officer of First Federal.  In addition, the Company and First Federal entered into an employment agreement with Jeffrey S. Davis, Executive Vice President and Chief Operating Officer of First Federal (together with Mr. Hueth, Ms. Wood, Mr. Donohue and Ms. Liske, the “executives”).  The employment agreement for Mr. Davis is substantially similar to the amended employment agreements entered into with Ms. Wood, Mr. Donohue and Ms. Liske, except as relates to title and salary.  Information regarding the material changes to the employment agreements are summarized below and a copy of the form of the amended employment agreement is furnished and attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the conversion of First Federal from the mutual to stock form of organization, First Federal and the Company entered into employment agreements with the executives.  Each employment agreement provided that in the event of an involuntary termination other than for cause (including a voluntary termination for “good reason”) within one year following the effective time of a change in control, the executive would receive a lump sum cash payment equal to one times the average of his or her salary during the preceding five years (along with continued medical and other benefits for the one-year period following the date of their termination of employment).

On July 28, 2015, the above-referenced employment agreements were amended to provide that in the event of an involuntary termination other than for cause (including a voluntary termination for “good reason”) during the period beginning six months prior to, and ending on the second anniversary of, the effective time of a change in control, the executives would receive a lump sum cash payment equal to a multiple of the executive’s average salary (as described above), with such multiples being 2.75 for Mr. Hueth, and 2.00 for Ms. Wood, Mr. Donohue, Ms. Liske and Mr. Davis.

The foregoing description of the form of amended employment agreement for the executives does not purport to be complete and is qualified in its entirety by reference to the form of employment agreement, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

10.1
Form of Amended Employment Agreement between First Northwest Bancorp and First Federal Savings and Loan Association of Port Angeles and Laurence J. Hueth, Regina M. Wood, Christopher A. Donohue, Kelly A. Liske and Jeffrey S. Davis.

99.1	Press Release of First Northwest Bancorp dated August 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date: August 3, 2015	/s/Laurence J. Hueth
Laurence J. Hueth
President and Chief Executive Officer